FOR IMMEDIATE RELEASE

Interpublic Announces Retirement of 4.75% Convertible Senior Notes Due 2023

New York, NY – March 15, 2013 – Interpublic Group (NYSE: IPG) today announced the retirement of all $200 million in aggregate principal amount of its 4.75% Convertible Senior Notes due 2023 (the “Notes”).  In connection with the redemption of the Notes announced on February 13, 2013, holders of the Notes had the right to convert their Notes into Interpublic common stock at a conversion rate of 84.3402 common shares per $1,000 principal amount of Notes through March 14, 2013.  Holders converted $199.997 million in principal amount of the Notes into approximately 16.9 million shares of Interpublic’s common stock.  Interpublic has redeemed the remaining Notes.

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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies.  Major global brands include Draftfcb, FutureBrand, GolinHarris International, Huge, Initiative, Jack Morton Worldwide, Lowe and Partners, MAGNAGLOBAL, McCann, Momentum, MRM, Octagon, R/GA, UM and Weber Shandwick.  Leading domestic brands include Campbell Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe and Partners Company; Gotham Inc.; Hill Holliday; ID Media; Mullen and The Martin Agency.  For more information, please visit www.interpublic.com.

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Contact Information

Tom Cunningham
(Press)
(212) 704-1326

Jerry Leshne
(Analysts, Investors)
(212) 704-1439